Exhibit 23.7

MINE DEVELOPMENT ASSOCIATES

MINE ENGINEERING SERVICES

Consent of Mine Development Associates, Inc.

We hereby consent to the reference of mineralization or resources and other analyses performed by us in our capacity as an independent consultant to Mines Management, Inc., which are set forth in this proxy statement/prospectus constituting part of this Registration Statement of Hecla Mining Company.

We also consent to being referenced under the caption “Experts” in the proxy statement/prospectus.

Dated this 28th day of June, 2016

Mine Development Associates, Inc.

“Steve Ristorcelli”
Name: Steve Ristorcelli
Title: Authorized Person

775-856-5700

210 South Rock Blvd.

Reno, Nevada 89502

FAX: 775-856-6053